UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 26, 2006
TRIPATH IMAGING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-22885	56-1995728
(State or Other Jurisdiction of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)
780 Plantation Drive
Burlington, North Carolina 27215
(Address of Principal Executive Offices) (Zip Code)
(336) 222-9707
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.
Change of Control Agreements with Executive Officers
     Effective June 26, 2006, as directed by its Board of Directors, TriPath Imaging, Inc. (the “Company”) entered into change of control agreements with each of its executive officers, including Paul R. Sohmer, M.D., Stephen P. Hall, Johnny D. Powers, Ph.D. and Ray W. Swanson. The change of control agreements replace existing change of control agreements that were set to expire in August 2006, and are essentially the same as the agreements they replace except that they expire in August 2008 (subject to their terms) and include changes tailored to comply with Section 409A of the Internal Revenue Code (“Section 409A”).
     The change of control agreements provide that in the event that there is both (a) a change in control and (b) a termination of employment within two years of that change in control, either by the officer for “good reason” or by the Company other than for “cause,” the officer would be entitled to severance compensation and other benefits. Under each of the change of control agreements, a resignation by an officer due to (i) demotion, (ii) reduction in base salary or bonus opportunities, (iii) material reduction in benefits, (iv) change in location of more than 100 miles or (v) failure of the Company to cause any successor to assume the change of control agreement would be treated as a termination for good reason.
     For executive officers other than Dr. Sohmer, such severance (if payable) would consist of (i) eighteen months of base salary continuation, (ii) a cash payment equal to one and a half times the bonus paid to such executive officer in the fiscal year preceding the date of termination, (iii) a pro rata portion of the officer’s full target bonus for the year in which the termination occurs, and (iv) continuation of medical, life and other benefits for eighteen months. For Dr. Sohmer, such severance (if payable) would consist of (i) three years of base salary continuation, (ii) a cash payment equal to three times the greater of (a) the bonus paid to Dr. Sohmer in the fiscal year preceding the date of termination or (b) the average of the bonuses paid to Dr. Sohmer over the three years preceding the date of termination, (iii) a pro rata portion of Dr. Sohmer’s full target bonus for the year in which the termination occurs, and (iv) continuation of medical, life and other benefits for three years. The Company would also reimburse Dr. Sohmer for the effects of any excise tax due on severance compensation. Severance payments to the executive officers would not commence until the first regular pay date after the date that is six months after the date of the termination of employment in order to comply with Section 409A.
     In the event that severance is payable, the change of control agreements also provide for accelerated vesting of unvested options and stock appreciation rights (“SARs”) held by the executive officers and, subject to Section 409A, an extension of the time period after termination that the executive officers may exercise options and SARs that are not already exercisable for twelve months after termination.
Change of Control Agreements with Non-Employee Directors
     Effective June 26, 2006, as directed by its Board of Directors, the Company entered into change of control agreements with each of its non-employee Directors. The change of control agreements replace existing change of control agreements that were set to expire in August 2006, and are essentially the same as the agreements they replace except that they expire in August 2008 (subject to their terms) and include changes tailored to comply with Section 409A. The change of control agreements provide for accelerated vesting of any unvested options and SARs held by the Directors and, subject to 409A, an extension of the time period after cessation of service that the Directors may exercise options and SARs, but only in the event that there is (a) a change in control of the Company on or before August 3, 2008, (b) the Directors’s service with the Company as a member of the Board has not terminated as of, or immediately prior to, the effective time of the change in control, and (c) the surviving entity in such change of control does not provide the Director with the opportunity to serve as a member of the board of directors of the surviving entity for a period of not less than the balance of the Director’s then current term as a member of the Board of the Company.
*      *      *
     The forms of the above-described agreements are attached hereto as Exhibits 10.1, 10.2 and 10.3 and are incorporated by reference herein.
Item 9.01.      Financial Statements and Exhibits.

(c)	Exhibits.

10.1 *	Form of change of control agreement dated as of June 26, 2006 between the Company and Haywood D. Cochrane, Jr., Robert E. Curry, Ph.D., Richard A. Franco, R. Ph., Arthur King, Ph.D. and Gail F. Lieberman. Filed herewith.

10.2 *	Change of control agreement dated as of June 26, 2006 between the Company and Paul R. Sohmer, M.D. Filed herewith.

10.3 *	Form of change of control agreement dated as of June 26, 2006 between the Company and Stephen P. Hall, Johnny D. Powers, Ph.D. and Ray W. Swanson, Jr. Filed herewith.

* Indicates a management contract or compensatory plan.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPATH IMAGING, INC.

Dated: June 26, 2006	By:	/s/ Stephen P. Hall

Stephen P. Hall Chief Financial Officer Principal Accounting Officer

EXHIBIT INDEX

Exhibit
No.	Description

10.1 *	Form of change of control agreement dated as of June 26, 2006 between the Company and Haywood D. Cochrane, Jr., Robert E. Curry, Ph.D., Richard A. Franco, R. Ph., Arthur King, Ph.D. and Gail F. Lieberman. Filed herewith.

10.2 *	Change of control agreement dated as of June 26, 2006 between the Company and Paul R. Sohmer, M.D. Filed herewith.

10.3 *	Form of change of control agreement dated as of June 26, 2006 between the Company and Stephen P. Hall, Johnny D. Powers, Ph.D. and Ray W. Swanson, Jr. Filed herewith.

* Indicates a management contract or compensatory plan.

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